The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 20, 2022

Citigroup Global Markets Holdings Inc.	January-----, 2022 Medium-Term Senior Notes, Series N Pricing Supplement No. 2022-USNCH10442 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-255302 and 333-255302-03

PLUS Based on a Basket of the S&P MidCap 400® Index and the Russell 2000® Index Due March-----, 2023

Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Overview

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of a basket consisting of the S&P MidCap 400® Index and the Russell 2000® Index from the initial basket level to the final basket level.

▪	The securities offer leveraged exposure to a limited range of potential appreciation of the basket as described below. In exchange for that feature, investors in the securities must be willing to forgo (i) participation in any increase in the level of the basket in excess of the maximum return at maturity specified below and (ii) any dividends that may be paid on the basket components or the stocks that constitute the basket components. In addition, investors in the securities must be willing to accept full downside exposure to any depreciation of the basket. If the final basket level is less than the initial basket level, you will lose 1% of the stated principal amount of your securities for every 1% of that decline. There is no minimum payment at maturity.

▪	In order to obtain the modified exposure to the basket that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Basket:	Basket Component	Weighting	Initial Component Value*
	S&P MidCap 400® Index (ticker symbol: “MID”)	50.00%
	Russell 2000® Index (ticker symbol: “RTY”)	50.00%
* The initial component value for each basket component will be its closing level or closing price, as applicable, on the pricing date
Aggregate stated principal amount:	$
Stated principal amount:	$10.00 per security
Pricing date:	January , 2022 (expected to be January 31, 2022)
Issue date:	February , 2022 (expected to be February 3, 2022)
Valuation date:	February , 2023 (expected to be February 28, 2023), subject to postponement if such date is not a scheduled trading day for a basket component or if certain market disruption events occur with respect to a basket component
Maturity date:	March , 2023 (expected to be March 3, 2023)
Payment at maturity:

For each $10.00 stated principal amount security you hold at maturity:

▪  If the final basket level is greater than or equal to the initial basket level:
$10.00 + the leveraged return amount, subject to the maximum return at maturity

▪  If the final basket level is less than the initial basket level:
$10.00 + ($10.00 × the basket return)

If the final basket level is less than the initial basket level, your payment at maturity will be less, and possibly significantly less, than the $10.00 stated principal amount per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion of your investment.

Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17330L397 / US17330L3978
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee	Proceeds to issuer
Per security:	$10.00	$0.175(2)	$9.775
		$0.05(3)
Total:	$	$	$

(Key Terms continued on next page)

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $9.14 per security, which will be less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.225 for each $10.00 security sold in this offering. Certain selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from CGMI a fixed selling concession of $0.175 for each $10.00 security they sell. Additionally, it is possible that CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) Reflects a structuring fee payable to Morgan Stanley Wealth Management by CGMI of $0.05 for each security.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-8.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-09 dated May 11, 2021         Underlying Supplement No. 10 dated May 11, 2021

Prospectus Supplement and Prospectus each dated May 11, 2021

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
PLUS Based on a Basket of the S&P MidCap 400® Index and the Russell 2000® Index Due March-----, 2023 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Key Terms (continued)
Initial basket level:	100
Final basket level:	100 × (1 + the sum of the weighted component returns of the basket components)
Weighted component return:	For each basket component, its weighting multiplied by its component return
Component return:	For each basket component, (i) its final component value minus its initial component value divided by (ii) its initial component value
Final component value:	For each basket component, its closing price or closing level, as applicable, on the valuation date
Basket return:	(i) The final basket level minus the initial basket level, divided by (ii) the initial basket level
Leveraged return amount:	$10.00 × the basket return × the leverage factor
Leverage factor:	300.00%
Maximum return at maturity:	$1.40 per security (14.00% of the stated principal amount). The payment at maturity per security will not exceed $10.00 plus the maximum return at maturity.

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity, such as, market disruption events and other events affecting the basket components. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the basket components that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Postponement of the valuation date. If the valuation date is postponed for a reason that affects less than all of the basket components, the final basket level will be calculated based on (i) for each unaffected basket component, its closing level on the originally scheduled valuation date and (ii) for each affected basket component, its closing level on the valuation date as postponed (or, if earlier, the first scheduled trading day for that basket component following the originally scheduled valuation date on which a market disruption event did not occur with respect to that basket component). “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

January 2022	PS-2

Citigroup Global Markets Holdings Inc.
PLUS Based on a Basket of the S&P MidCap 400® Index and the Russell 2000® Index Due March-----, 2023 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Investment Summary

The securities can be used:

▪	As an alternative to direct exposure to the basket components that enhances returns, subject to the maximum return at maturity, for a limited range of potential appreciation of the basket;

▪	To enhance returns and potentially outperform the basket in a moderately bullish scenario; and

▪	To achieve similar levels of upside exposure to the basket components as a direct investment, subject to the maximum return at maturity, while using fewer dollars by taking advantage of the leverage factor.

If the final basket level is less than the initial basket level, the securities are exposed on a 1-to-1 basis to the percentage of that decline. Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	Approximately 13 months
Leverage factor:	300.00%, subject to the maximum return at maturity. The leverage factor applies only if the final basket level is greater than the initial basket level.
Maximum return at maturity:	$1.40 per security (14.00% of the stated principal amount)
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Interest:	None

Key Investment Rationale

The securities provide for the possibility of receiving a return at maturity equal to 300.00% of the appreciation of the basket, provided that investors will not receive a payment at maturity in excess of the maximum payment at maturity, which is $11.40 per security. At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus the leveraged upside performance of the basket, subject to the maximum return at maturity. However, if the basket has depreciated in value, investors will lose 1% for every 1% decline in the level of the basket from the initial basket level. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. Investors may lose their entire initial investment in the securities. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

Leveraged Upside Performance:	The securities offer investors an opportunity to capture enhanced returns relative to a direct investment in the basket components within a limited range of positive performance.
Upside Scenario:	If the final basket level is greater than or equal to the initial basket level, the payment at maturity for each security will be equal to the $10.00 stated principal amount plus the leveraged return amount, subject to the maximum return at maturity of $1.40 per security (14.00% of the stated principal amount). For example, if the final basket level is 3% greater than the initial basket level, the securities will provide a total return of 9% at maturity.
Downside Scenario:	If the final basket level is less than the initial basket level, you will lose 1% for every 1% decline in the level of the basket from the initial basket level and the payment at maturity will be less than the stated principal amount. For example, if the final basket level is 30% less than the initial basket level, you will receive a payment at maturity of $7.00 per security, or 70% of the stated principal amount. There is no minimum payment at maturity on the securities, and investors may lose their entire initial investment.

January 2022	PS-3

Citigroup Global Markets Holdings Inc.
PLUS Based on a Basket of the S&P MidCap 400® Index and the Russell 2000® Index Due March-----, 2023 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes from the initial basket level to the final basket level. The diagram and examples below are based on a maximum return at maturity of $1.40, which is 14.00% of the stated principal amount.

Investors in the securities will not receive any dividends that may be paid on the basket components or the stocks that constitute the basket components. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—Investing in the securities is not equivalent to investing in the basket components” below.

PLUS Payment at Maturity Diagram

■ The Securities	■ The Basket

January 2022	PS-4

Citigroup Global Markets Holdings Inc.
PLUS Based on a Basket of the S&P MidCap 400® Index and the Russell 2000® Index Due March-----, 2023 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Your actual payment at maturity per security will depend on the actual maximum return at maturity and the actual final basket level, which will depend on the actual closing level of each basket component on the valuation date. The examples below are intended to illustrate how your payment at maturity will depend on whether the final basket level is greater than or less than the initial basket level and by how much.

Example 1—Upside Scenario A. The hypothetical final basket level is 102.00 (a 2.00% increase from the initial basket level), which is greater than the initial basket level.

Basket Component	Hypothetical Component Return	Weighting	Hypothetical Weighted Component Return (Hypothetical Component Return times Weighting)
S&P MidCap 400® Index	-2.00%	50.00%	-1.00%
Russell 2000® Index	6.00%	50.00%	3.00%
Sum of hypothetical weighted component returns:			2.00%

Final basket level                               = 100 × (1 + sum of hypothetical weighted component returns)

= 100 × (1 + 2.00%)

= 100 × 1.02

= 102.00

Payment at maturity per security            = $10 + the leveraged return amount, subject to the maximum return at maturity of $1.40 per security

= $10 + ($10 × the basket return × the leverage factor), subject to the maximum return at maturity of $1.40 per security

= $10 + ($10 × 2.00% × 300.00%), subject to the maximum return at maturity of $1.40 per security

= $10 + $0.60, subject to the maximum return at maturity of $1.40 per security

= $10.60

Because the basket appreciated from the initial basket level to the hypothetical final basket level and the leveraged return amount of $0.60 per security results in a total return at maturity of 6.00%, which is less than the maximum return at maturity of 14.00%, your payment at maturity in this scenario would be equal to the $10 stated principal amount per security plus the leveraged return amount, or $10.60 per security.

Example 2—Upside Scenario B. The hypothetical final basket level is 120.00 (a 20.00% increase from the initial basket level), which is greater than the initial basket level.

Basket Component	Hypothetical Component Return	Weighting	Hypothetical Weighted Component Return (Hypothetical Component Return times Weighting)
S&P MidCap 400® Index	30.00%	50.00%	15.00%
Russell 2000® Index	10.00%	50.00%	5.00%
Sum of hypothetical weighted component returns:			20.00%

Final basket level                               = 100 × (1 + sum of hypothetical weighted component returns)

= 100 × (1 + 20.00%)

= 100 × 1.20

= 120.00

Payment at maturity per security         = $10 + the leveraged return amount, subject to the maximum return at maturity of $1.40 per security

                                                          = $10 + ($10 × the basket return × the leverage factor), subject to the maximum return at maturity of $1.40 per security

January 2022	PS-5

Citigroup Global Markets Holdings Inc.
PLUS Based on a Basket of the S&P MidCap 400® Index and the Russell 2000® Index Due March-----, 2023 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

= $10 + ($10 × 20.00% × 300.00%), subject to the maximum return at maturity of $1.40 per security

= $10 + $6.00, subject to the maximum return at maturity of $1.40 per security

= $11.40

Because the basket appreciated from the initial basket level to the hypothetical final basket level and the leveraged return amount of $6.00 per security would result in a total return at maturity of 60.00%, which is greater than the maximum return at maturity of 14.00%, your payment at maturity in this scenario would equal the maximum payment at maturity of $11.40 per security. In this scenario, an investment in the securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the basket without a maximum return.

Example 3—Downside Scenario. The hypothetical final basket level is 30.00 (a 70.00% decrease from the initial basket level), which is less than the initial basket level.

Basket Component	Hypothetical Component Return	Weighting	Hypothetical Weighted Component Return (Hypothetical Component Return times Weighting)
S&P MidCap 400® Index	-80.00%	50.00%	-40.00%
Russell 2000® Index	-60.00%	50.00%	-30.00%
Sum of hypothetical weighted component returns:			-70.00%

Final basket level                               = 100 × (1 + sum of hypothetical weighted component returns)

= 100 × (1 + -70.00%)

= 100 × 0.30

= 30.00

Payment at maturity per security        = $10 + ($10 × the basket return)

= $10 + ($10 × -70.00%)

= $10 + -$7.00

= $3.00

Because the basket depreciated from the initial basket level to the hypothetical final basket level, your payment at maturity in this scenario would reflect 1-to-1 exposure to the negative performance of the basket.

January 2022	PS-6

Citigroup Global Markets Holdings Inc.
PLUS Based on a Basket of the S&P MidCap 400® Index and the Russell 2000® Index Due March-----, 2023 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities that are guaranteed by Citigroup Inc., including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the basket components. Accordingly, the securities are appropriate only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the appropriateness of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the basket. If the final basket level is less than the initial basket level, you will lose 1% of the stated principal amount of the securities for every 1% by which the final basket level is less than the initial basket level. There is no minimum payment at maturity on the securities, and you could lose your entire investment.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	Your potential return on the securities is limited. Your potential total return on the securities at maturity is limited to the maximum return at maturity of 14.00%, which is equivalent to a maximum return at maturity of $1.40 per security and would result in a maximum payment at maturity of $11.40 per security. Taking into account the leverage factor, any increase in the final basket level over the initial basket level by more than approximately 4.67% will not increase your return on the securities and will progressively reduce the effective amount of leverage provided by the securities.

▪	Investing in the securities is not equivalent to investing in the basket components. You will not have voting rights, rights to receive dividends or any other rights with respect to the basket components or the stocks that constitute the basket components. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield, which could be substantial, over the term of the securities.

▪	Your payment at maturity depends on the closing levels of the basket components on a single day. Because your payment at maturity depends on the closing levels of the basket components solely on the valuation date, you are subject to the risk that the closing levels on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested directly in the basket components, or if the payment at maturity were based on an average of the closing levels of the basket components over the term of the securities, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions and structuring fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our

January 2022	PS-7

Citigroup Global Markets Holdings Inc.
PLUS Based on a Basket of the S&P MidCap 400® Index and the Russell 2000® Index Due March-----, 2023 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the basket components, the correlation between the basket components, dividend yields on the basket components or the stocks that constitute the basket components and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the levels of the basket components and a number of other factors, including the price and volatility of the basket components, the correlation between the basket components, the dividend yields on the basket components or the stocks that constitute the basket components, interest rates generally, the time remaining to maturity and our and/or Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the levels of the basket components may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	The basket components may offset each other. The performance of one basket component may not correlate with the performance of the other basket component. If one of the basket components appreciates, the other basket component may not appreciate as much or may even depreciate. In such event, the appreciation of one of the basket components may be moderated,

January 2022	PS-8

Citigroup Global Markets Holdings Inc.
PLUS Based on a Basket of the S&P MidCap 400® Index and the Russell 2000® Index Due March-----, 2023 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

wholly offset or more than offset by lesser appreciation or by depreciation in the value of one or more of the other basket component.

▪	The basket components may be highly correlated in decline. If the basket components become correlated in decline, the depreciation of one basket component will not be offset by the performance of the other basket component and, in fact, each basket component may contribute to an overall decline from the initial basket level to the final basket level.

▪	The securities are linked to the Russell 2000® Index and will be subject to risks associated with small capitalization stocks. The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

▪	The securities are linked to the S&P MidCap 400® Index will be subject to risks associated with mid-capitalization stocks. The stocks that constitute the S&P MidCap 400® Index are issued by mid-capitalization companies. Mid-capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Mid-capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

▪	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the securities or underlying shares, or engaging in transactions in them, and any such action could adversely affect the value of underlying shares. These regulatory actions could result in restrictions on the securities and could result in the loss of a significant portion or all of your initial investment in the securities, including if you are forced to divest the securities due to the government mandates, especially if such divestment must be made at a time when the value of the securities has declined.

▪	Changes made by the index sponsor of a basket component may affect the basket component. We are not affiliated with the sponsors of the S&P MidCap 400® Index or the Russell 2000® Index. Changes that affect the basket components may affect the value of your securities. The sponsor of an index may add, delete or substitute the securities that constitute the index or make other methodological changes that could affect the level of the index. We are not affiliated with any such index sponsor and, accordingly, we have no control over any changes any such index sponsor may make. Such changes could be made at any time and could adversely affect the performance of the basket components and the value of and your payment at maturity on the securities.

▪	Our offering of the securities does not constitute a recommendation of the basket or the basket components. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the basket or either of the basket components is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the basket components or in instruments related to the basket components or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the basket components. These and other activities of our affiliates may affect the levels of the basket components in a way that has a negative impact on your interests as a holder of the securities.

▪	The value of a basket component may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in the applicable basket components or in the stocks that constitute the basket components and other financial instruments related to the basket components or such stocks and may adjust such positions during the term of the securities. Our affiliates also trade the applicable basket components or the stocks that constitute the basket components and other financial instruments related to the basket components or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the values of the basket components in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the basket components, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to

January 2022	PS-9

Citigroup Global Markets Holdings Inc.
PLUS Based on a Basket of the S&P MidCap 400® Index and the Russell 2000® Index Due March-----, 2023 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events or the discontinuance of the S&P MidCap 400® Index or the Russell 2000® Index, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

January 2022	PS-10

Citigroup Global Markets Holdings Inc.
PLUS Based on a Basket of the S&P MidCap 400® Index and the Russell 2000® Index Due March-----, 2023 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Hypothetical Historical Information About the Basket

Because the basket exists solely for purposes of these securities, historical information on the performance of the basket does not exist for dates prior to the pricing date. The graph below sets forth the hypothetical historical daily levels of the basket for the period from January 3, 2012 to January 18, 2022, assuming that the basket was created on January 3, 2012 with the same basket components and corresponding weights in the basket and with a level of 100 on that date. The hypothetical performance of the basket is based on the actual closing levels of the basket components on the applicable dates. We obtained these closing levels from Bloomberg L.P., without independent verification. Any historical trend in the level of the basket during the period shown below is not an indication of the performance of the basket during the term of the securities.

Hypothetical Historical Basket January 3, 2012 to January 18, 2022

January 2022	PS-11

Citigroup Global Markets Holdings Inc.
PLUS Based on a Basket of the S&P MidCap 400® Index and the Russell 2000® Index Due March-----, 2023 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Information About the Basket Components

The S&P MidCap 400® Index

The S&P MidCap 400® Index consists of stocks of 400 companies selected to provide a performance benchmark for the medium market capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC. The S&P MidCap 400® Index is reported by Bloomberg L.P. under the ticker symbol “MID.”

“Standard & Poor’s,” “S&P,” “S&P MidCap 400®” and “S&P MidCap” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The S&P U.S. Indices—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions— The S&P U.S. Indices” in the accompanying underlying supplement for important disclosures regarding the S&P MidCap 400® Index.

Historical Information

The closing level of the S&P MidCap 400® Index on January 18, 2022 was 2,724.07.

The graph below shows the closing level of the underlying index for each day such level was available from January 3, 2012 to January 18, 2022. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the underlying index as an indication of future performance.

S&P MidCap 400® Index – Historical Closing Levels January 3, 2012 to January 18, 2022

January 2022	PS-12

Citigroup Global Markets Holdings Inc.
PLUS Based on a Basket of the S&P MidCap 400® Index and the Russell 2000® Index Due March-----, 2023 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. All stocks that constitute the Russell 2000® Index are traded on a major U.S. exchange. It is calculated and maintained by FTSE Russell, a subsidiary of the London Stock Exchange Group. The Russell 2000® Index is reported by Bloomberg L.P. under the ticker symbol “RTY.”

“Russell 2000® Index” is a trademark of FTSE Russell and has been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The Russell Indices—Disclaimers” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The Russell Indices—The Russell 2000® Index” in the accompanying underlying supplement for important disclosures regarding the Russell 2000® Index.

Historical Information

The closing level of the Russell 2000® Index on January 18, 2022 was 2,096.225.

The graph below shows the closing levels of the Russell 2000® Index for each day such level was available from January 3, 2012 to January 18, 2022. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the Russell 2000® Index as an indication of future performance.

Russell 2000® Index – Historical Closing Levels January 3, 2012 to January 18, 2022

January 2022	PS-13

Citigroup Global Markets Holdings Inc.
PLUS Based on a Basket of the S&P MidCap 400® Index and the Russell 2000® Index Due March-----, 2023 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2023 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the pricing date for the securities, and it is possible that the securities will be subject to withholding tax under Section 871(m) based on the circumstances as of that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

January 2022	PS-14

Citigroup Global Markets Holdings Inc.
PLUS Based on a Basket of the S&P MidCap 400® Index and the Russell 2000® Index Due March-----, 2023 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.225 for each $10.00 security sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI, including Morgan Stanley Wealth Management, and their financial advisors collectively a fixed selling concession of $0.175 for each $10.00 security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each security they sell.

The costs included in the original issue price of the securities will include a fee paid by CGMI to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the securities declines. This hedging activity could affect the closing levels of the basket components and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Performance Leveraged Upside SecuritiesSM and PLUSSM are service marks of Morgan Stanley, used under license.

© 2022 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

January 2022	PS-15